Exhibit 10.2
Park Cities Office
N o r t h    T e x a s  C o m m e r c i a l   A s s o c i a t i o n   o f   R e a l t o r s ®
C O M M E R C I A L   C O N T R A C T   O F   S A L E
[Check all boxes applicable to this Contract — Boxes not checked do not apply to this Contract]
     In consideration of the agreements contained in this Commercial Contract of Sale (the “Contract"), Seller shall sell and convey to Purchaser, and Purchaser shall buy and pay for, the Property (defined below) pursuant to the provisions, and subject to the conditions, of this Contract.
1	PARTIES. The parties to this Contract are:
Seller: 11311 Reeder Road Holdings LP
Address: 11311 Reeder Road, Dallas, TX 75229
Phone: (214) 773-3911 or (214) 773-3944
Fax: (972) 241-7667
Email: kc@autolinkdallas.com
Purchaser: DGSE Companies, Inc.
Address: c/o Stephen A. Coke, Three Galleria Tower, Suite 800, 13155 Noel Road, Dallas, TX 75240
Phone: (972) 770-2600
Fax: (972) 770-2601
Email: scoke@wccpc.com
2	PROPERTY. The address of the Property is: 11311 Reeder Road, Dallas, TX 75229
The Property is located in Dallas County, Texas, the land portion of which is further described as: See Exhibit A attached hereto
Or as described in Exhibit “A”, LEGAL DESCRIPTION. Property includes, all and singular, all improvements and fixtures situated thereon, and all rights and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, alleys, or rights-of-way (such land, improvements, fixtures, rights and appurtenances being collectively herein referred to as the “Property”).
3.	PURCHASE PRICE.
       A. Amount and Payable. The purchase price for the Property is $3,000,000 (the “Purchase Price”), payable at the Closing as follows (with the Earnest Money to be applied to the Purchase Price) [Check only one]:
       ☐ (1) All in cash (meaning Good Funds, as defined in Section 4F below). If this Contract is subject to approval for Purchaser to obtain financing from a third party, then Addendum B-1, THIRD PARTY FINANCING is attached.
☑ (2) Part in cash (Good Funds), in the following amount or percentage [Check only one]:
               ☑ (a)       $551,556.90
               ☐ (b)      percent ( %) of the Purchase Price.
If only part of the Purchase Price is to be paid in cash, then the balance of the Purchase Price will be paid according to the provisions in Addendum B-2, SELLER FINANCING. If part of the Purchase Price is to be paid by Purchaser assuming an existing promissory note secured by the Property, or taking the Property subject to an existing promissory note secured by the Property, then Addendum B-3, EXISTING LOAN, is attached.
       B. Adjustment. The Purchase Price will be adjusted up or down based upon the land area of the Property as determined by the Survey. The land area will be multiplied by the following amount per acre or square foot, as applicable, and the product will become the Purchase Price at the Closing [Check only one]:

      ☐   $  per acre; or
      ☐    $  per square foot. The land area for purposes of determining the Purchase Price will be the gross land area of the Property unless this box
☐ is checked, in which case the land area for purposes of determining the Purchase Price will be the Net Land Area [as defined in Section 5A (Survey)] of the Property. Notwithstanding the foregoing, the Purchase Price will not be reduced under this Section 3B to less than $.
4. EARNEST MONEY AND TITLE COMPANY ESCROW.
A. Title Company. The Title Company to serve as escrow agent for this Contract is (the “Title Company”): Sandera Title — Tammy Austin
     B. Effective Date. The “Effective Date” is the date the Title Company acknowledges receipt of this fully executed Contract as indicated by the signature block for the Title Company.
     C. Earnest Money. Within two (2) Business Days after the Effective Date, Purchaser shall deliver an earnest money deposit in the amount of $20,000.00 (the “Earnest Money") payable to the Title Company, in its capacity as escrow agent, to be held in escrow pursuant to the terms of this Contract. Seller’s acceptance of this Contract is expressly conditioned upon Purchaser’s timely deposit of the Earnest Money with the Title Company. If Purchaser fails to timely deposit the Earnest Money with the Title Company, then Seller may, at Seller’s option, terminate this Contract by delivering a written termination notice to Purchaser at any time until Purchaser deposits the Earnest Money with the Title Company.
      The Title Company shall deposit the Earnest Money in one or more fully insured accounts in one or more federally insured banking or savings institutions. Purchaser hereby instructs the Title Company to promptly deposit the check upon receipt (which instruction may not be retracted without Seller’s written consent). After receipt of necessary tax forms from Purchaser, the Title Company will deposit the Earnest Money in an interest bearing account unless this box is checked, in which case the Title Company will not be required to deposit the Earnest Money in an interest bearing account. Any interest earned on the Earnest Money will become a part of the Earnest Money. At the Closing, the Earnest Money will be applied to the Purchase Price or, at Purchaser’s option, will be returned to Purchaser upon full payment of the Purchase Price.
☐   D. Independent Consideration. Notwithstanding anything in this Contract to the contrary, a portion of the Earnest Money in the amount of $100.00 will be non-refundable and will be distributed to Seller upon any termination of this Contract as independent consideration for Seller’s performance under this Contract. If this Contract is properly terminated by Purchaser pursuant to a right of termination granted to Purchaser by any provision of this Contract, the Earnest Money will be promptly returned to Purchaser. Any provision of this Contract that states that the Earnest Money is to be returned to Purchaser means that the Earnest Money, less the non-refundable portion, is to be returned to Purchaser.
☐    E. Escrow. The Earnest Money is deposited with the Title Company with the understanding that the Title Company is not: (1) responsible for the performance or non-performance of any party to this Contract; or (2) liable for interest on the funds except to the extent interest has been earned after the funds have been deposited in an interest bearing account.
☐    F. Definition of Good Funds. “Good Funds” means currently available funds, in United States dollars, paid in the form of a certified check, cashier’s check, official bank check or wire transfer acceptable to the Title Company, such that the payment may not be stopped by the paying party. Any reference in this Contract to “cash” means Good Funds.
5. SURVEY AND TITLE.
      A. Survey. Within twenty (20) days after the Effective Date [Check only one]:
☐      Seller shall deliver to Purchaser an existing survey (the “Survey”) of the Property prepared at Seller’s expense.
☐      Seller shall deliver to Purchaser a new survey if new survey is need (the “Survey”) of the Property prepared at Purchaser’s expense.
☑      Seller shall deliver to Purchaser a new survey (the “Survey”) of the Property prepared at Purchaser’s expense, and Seller will give a credit to Purchaser against the Purchase Price at the Closing for the cost of the Survey in an amount not to exceed $.
☐      Seller shall deliver to Purchaser a copy of the most recent existing survey (the “Survey”) of the Property in Seller’s possession. If Purchaser, Purchaser’s lender or the Title Company requires a new survey for any reason, then Purchaser shall pay for the cost of the new Survey, and [check only one]:
☐     Seller will not be required to pay for any portion of the cost of the new Survey; or
☐     Seller will give a credit to Purchaser against the Purchase Price at the Closing for the cost of the new Survey in an amount not to exceed $.

          Any new Survey must: (1) be prepared by a Registered Professional Land Surveyor; (2) be in a form reasonably acceptable to Purchaser and the Title Company; (3) set forth a legal description of the Property by metes and bounds or by reference to a platted lot or lots; (4) show that the Survey was made on the ground with corners marked with monuments either found or placed; (5) show any discrepancies or conflicts in boundaries, and any visible encroachments; (6) contain the surveyor’s certificate that the Survey is true and correct; and (7) show the location and size of all of the following on or immediately adjacent to the Property, if any, if recorded or visible and apparent: (a) buildings, (b) building set back lines (as shown on any recorded plat, (c) streets and roads, (d) 100-year flood plain (approximate location), (e)improvements, (f) encroachments, (g) easements, (h) recording information of recorded easements, (i) pavements, (j)protrusions, (k) fences, (l) rights-of-way, and (m) any markers or other visible evidence of utilities. Any area of the Property within the 100-year flood plain will be shown on the Survey as the approximate location of the 100-yearflood plain as defined by the Federal Emergency Management Agency or other applicable governmental authority. If the area within any 100-year flood plain is to be deducted for the purpose of determining Net Land Area (defined below), then the Survey must show the area of the Property covered by the 100-year flood plain, and that area, as reasonably determined by the surveyor, will be conclusive for purposes of this Contract, even though the surveyor may qualify that determination as approximate. After the delivery of the Survey, the legal description of the Property set forth in the Survey will be incorporated in this Contract as the legal description of the Property, and will be used in the deed and any other documents requiring a legal description of the Property.
          The Survey must show the gross land area of the Property, and if the Purchase Price is based upon the Net Land Area then the Survey must also show the Net Land Area, expressed in both acres and square feet. The term “Net Land Area” means the gross land area of the Property less the area within any of the following (if recorded or visible and apparent, but excluding those within set back areas) [Check all that apply]:
☐ utility easements;
☐ drainage easements;
☐ access easements;
☐ rights-of-way;
☐ 100-year flood plain; and
☐ any encroachments on the Property.
      B. Title Commitment. Within twenty (20) days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser:
(1) A title commitment (the “Title Commitment”) covering the Property binding the Title Company to issue a Texas Owner Policy of Title Insurance (the “Title Policy”) on the standard form prescribed by the Texas Department of Insurance at the Closing, in the full amount of the Purchase Price, insuring Purchaser’s fee simple title to the Property to be good and indefeasible, subject only to the Permitted Exceptions (defined below); and
(2) the following (collectively, the “Title Documents”): (a) true and legible copies of all recorded instruments affecting the Property and recited as exceptions in the Title Commitment; (b) a current tax certificate; (c) any written notices required by applicable statutes, including those referenced in Section 17; and (d) if the Property includes any personal property, UCC search reports pertaining to the Seller. Seller shall pay any expense for delivery of the Title Commitment and Title Documents.
6. REVIEW OF SURVEY AND TITLE.
      A. Title Review Period. Purchaser will have twenty (20) days (the “Title Review Period”) after receipt of the last of the Survey, Title Commitment and Title Documents to review them and to deliver in writing to Seller any objections Purchaser may have to them or any item disclosed by them. Any item to which Purchaser does not object will be deemed a “Permitted Exception.” The items set forth on Schedule C of the Title Commitment, and any other items the Title Company identifies to be released upon the Closing, will be deemed objections by Purchaser. Purchaser’s failure to object within the time provided will be a waiver of the right to object. If Purchaser delivers any written objections to Seller within the Title Review Period, then Seller shall make a good faith attempt to cure the objections within ten (10) days (the “Cure Period”) after receipt of the objections. However, Seller is not required to incur any cost to do so. Zoning ordinances and the lien for current taxes are deemed to be Permitted Exceptions.
      B. Cure Period. If Seller cannot cure the objections within the Cure Period, Seller may deliver a written notice to Purchaser, before expiration of the Cure Period, stating whether Seller is committed to cure the objections at or before the Closing. If Seller does not cure the objections within the Cure Period, or does not timely deliver the notice, or does not commit in the notice to fully cure all of the objections at or before the Closing, then Purchaser may terminate this Contract by delivering a written notice to Seller on or before the earlier to occur of: (1) the date that is seven (7) days after the expiration of the Cure Period; or (2) the scheduled Closing Date. If Purchaser properly and timely terminates this Contract, the Earnest Money will be returned to Purchaser. If Purchaser does not properly and timely terminate this Contract, then Purchaser will be deemed to have waived any uncured objections and must accept title at the Closing subject to the uncured objections and other Permitted Exceptions. Seller’s failure to cure Purchaser’s objections under this Section 6 does not constitute a default by Seller.
     7. SELLER’S REPRESENTATIONS.
      A. Statements. Seller represents to Purchaser, to the best of Seller’s knowledge, as follows:
      (1) Title. At the Closing, Seller will convey to Purchaser good and indefeasible fee simple title to the Property free and clear of any and all liens, assessments, easements, security interests and other encumbrances except the Permitted Exceptions. Delivery of the Title Policy pursuant to Section 12 (the Closing) will be deemed to satisfy the obligation of Seller as to the sufficiency of title required under this Contract. However, delivery of the Title Policy will not release Seller from the warranties of title set forth in the warranty deed.
      (2) Leases. There are no parties in possession of any portion of the Property as lessees, tenants at sufferance or trespassers except tenants under written leases delivered to Purchaser pursuant to this Contract.
      (3) Liens and Debts. There are no mechanic’s liens, Uniform Commercial Code liens or unrecorded liens against the Property, and Seller shall not allow any such liens to attach to the Property before the Closing that will not be satisfied out of the Closing proceeds. All obligations of Seller arising from the ownership and operation of the Property and any business operated on the Property, including, but not limited to, taxes, leasing commissions, salaries, contracts, and similar agreements, have been paid or will be paid before the Closing. Except for obligations for which provisions are made in this Contract for prorating at the Closing and any indebtedness taken subject to or assumed, there will be no obligations of Seller with respect to the Property outstanding as of the Closing.
      (4) Litigation. There is no pending or threatened litigation, condemnation, or assessment affecting the Property. Seller shall promptly advise Purchaser of any litigation, condemnation or assessment affecting the Property that is instituted after the Effective Date.
      (5) Material Defects. Seller has disclosed to Purchaser any and all known conditions of a material nature with respect to the Property which may affect the health or safety of any occupant of the Property. Except as disclosed in writing by Seller to Purchaser, the Property has no known latent structural defects or construction defects of a material nature, and none of the improvements have been constructed with materials known to be a potential health hazard to occupants of the Property.
      (6) Hazardous Materials. Except as otherwise disclosed in writing by Seller to Purchaser, the Property(including any improvements) does not contain any Hazardous Materials (defined below) other than lawful quantities properly stored in containers in compliance with applicable laws.
      B. Remedies. If Purchaser discovers, before the Closing, that any of Seller’s representations have been misrepresented in a material respect, Purchaser may notify Seller of the misrepresentation in writing, and Seller shall attempt to correct the misrepresentation. If the misrepresentation is not corrected by Seller before the Closing, Purchaser may: (1) proceed to Closing, without waiving any claim for misrepresentation; or (2) terminate this Contract by delivering a written termination notice to Seller, in which case the Earnest Money will be returned to Purchaser.
      C. Negative Covenants. After the Effective Date, Seller shall not, without Purchaser’s prior written approval: (1) further encumber the Property or allow an encumbrance upon the title to the Property, or modify the terms of any existing encumbrance, if the encumbrance would still be in effect after Closing; or (2) enter into any lease or contract affecting the Property, if the lease or contract would still be in effect after Closing. However, Seller may enter into a lease or contract with an independent third party, in the ordinary course of business, without Purchaser’s consent, if Purchaser will be entitled to terminate the lease or contract after Closing, without incurring any termination charge, by delivering a termination notice thirty (30) days in advance of the termination date. If Seller enters into any lease or contract affecting the Property after the Effective Date, then Seller shall immediately deliver a photocopy of the signed document to Purchaser.
     8. NONCONFORMANCE. Purchaser has or will independently investigate and verify to Purchaser’s satisfaction the extent of any limitations of uses of the Property. Purchaser acknowledges that the current use of the Property or the improvements located on the Property (or both) may not conform to applicable Federal, State or municipal laws, ordinances, codes or regulations. Zoning, permitted uses, height limitations, setback requirements, minimum parking requirements, limitations on coverage of improvements to total area of land, Americans with Disabilities Act requirements, wetlands restrictions and other matters may have a significant economic impact upon the intended use of the Property by Purchaser. However, if Seller is aware of pending zoning changes and/or current nonconformance with any Federal, State or local laws, ordinances, codes or regulations, Seller shall disclose same to Purchaser.
     9. INSPECTION. [Check only one]
☑ A. Inspection Desired. Purchaser desires to inspect the Property and Seller grants to Purchaser the right to inspect the Property as described in Addendum C, INSPECTION.
☐ B. Inspection Not Necessary. Purchaser acknowledges that Purchaser has inspected the Property, including all buildings and improvements, and is thoroughly familiar with their condition. Purchaser accepts the Property in its present “AS IS” condition, and any changes caused by normal wear and tear before the Closing, but without waiving Purchaser’s rights by virtue of Seller’s representations expressed in this Contract.

     10. CASUALTY LOSS AND CONDEMNATION.
      A. Damage or Destruction. All risk of loss to the Property will remain upon Seller before the Closing. If the Property is damaged or destroyed by fire or other casualty to a Material Extent (defined below), then Purchaser may terminate this Contract by delivering a written termination notice to Seller within ten (10) days after the date the casualty occurred (and in any event before the Closing), in which case the Earnest Money will be returned to Purchaser. If the Property is damaged by fire or other casualty to less than a Material Extent, the parties shall proceed to the Closing as provided in this Contract. If the transaction is to proceed to the Closing, despite any damage or destruction, there will be no reduction in the Purchase Price and Seller shall do one of the following: (1) fully repair the damage before the Closing, at Seller’s expense; (2) give a credit to Purchaser at the Closing for the entire cost of repairing the Property; or (3) assign to Purchaser all of Seller’s right and interest in any insurance proceeds resulting from the damage or destruction, plus give a credit to Purchaser at the Closing in an amount equal to any deductible or other shortfall. The term “Material Extent” means damage or destruction where the cost of repair exceeds ten percent (10%) of the Purchase Price. If the extent of damage or the amount of insurance proceeds to be made available cannot be determined before the Closing Date, or the repairs cannot be completed before the Closing Date, either party may postpone the Closing Date by delivering a written notice to the other party specifying an extended Closing Date that is not more than thirty (30) days after the previously scheduled Closing Date.
      B. Condemnation. If condemnation proceedings are commenced before the Closing against any portion of the Property, then Seller shall immediately notify Purchaser in writing of the condemnation proceedings, and Purchaser may terminate this Contract by delivering a written notice to Seller within ten (10) days after Purchaser receives the notice (and in any event before the Closing), in which case the Earnest Money will be returned to Purchaser. If this Contract is not terminated, then any condemnation award will (a) if known on the Closing Date, belong to Seller and the Purchase Price will be reduced by the same amount, or (b) if not known on the Closing Date, belong to Purchaser and the Purchase Price will not be reduced.
     11. ASSIGNMENT. [Check only one]
☐     A. Assignment Permitted. Purchaser may assign this Contract provided the assignee assumes in writing all obligations and liabilities of Purchaser under this Contract, in which event Purchaser will be relieved of any further liability under this Contract.
☑      B. Limited Assignment Permitted. Purchaser may assign this Contract only to a related party, defined as:
      (1) an entity in which Purchaser is an owner, partner or corporate officer; (2) an entity which is owned or controlled by the same person or persons that own or control Purchaser; or (3) a member or members of the immediate family of Purchaser, or a trust in which the beneficiary or beneficiaries is or are a member or members of the immediate family of Purchaser. Purchaser will remain liable under this Contract after any assignment.
☐      C. Assignment Prohibited. Purchaser may not assign this Contract without Seller’s prior written consent.
           12. CLOSING.
A. Closing Date. The closing of the transaction described in this Contract (the “Closing”) will be held at the offices of the Title Company at its address stated below, on the date (the “Closing Date”) that is the later of 15 days after the expiration of the Inspection Period or August 31, 2007. However, if any objections that were timely made by Purchaser in writing pursuant to Section 6A (Title Review Period) have not been cured, then either party may postpone the Closing Date by delivering a written notice to the other party specifying an extended Closing Date that is not more than thirty (30)days after the previously scheduled Closing Date.
B. Seller’s Closing Obligations. At the Closing, Seller shall deliver to Purchaser, at Seller’s expense:
           (1) A duly executed [check only one]
☐General Warranty Deed
☑ Special Warranty Deed (with vendor’s lien retained if financing is given by Seller or obtained from a third party) conveying the Property in fee simple according to the legal description prepared by the surveyor as shown on the Survey, subject only to the Permitted Exceptions;
           (2)  An updated Title Commitment committing the underwriter for the Title Company to issue promptly after the Closing, at Seller’s expense, the Title Policy pursuant to the Title Commitment, subject only to the Permitted Exceptions, in the full amount of the Purchase Price, dated as of the date of the Closing, and (at an additional premium cost) [check only one if applicable]
☐      with the survey exception modified at Seller’s expense to read “any shortages in area,” or
☐      with the survey exception modified at Purchaser’s expense to read “any shortages in area;”
           (3)  A Bill of Sale conveying the personal property, if any, including but not limited to, any described on Addendum A, IMPROVED PROPERTY, free and clear of liens, security interests and encumbrances, subject only to the Permitted Exceptions (to the extent applicable);
           (4) Possession of the Property, subject to valid existing leases disclosed by Seller to Purchaser and other applicable Permitted Exceptions;
           (5) An executed assignment of all leases, if there are any leases affecting the Property;
           (6) A current rent roll certified by Seller to be complete and accurate, if there are any leases affecting the Property;
           (7) Evidence of Seller’s authority and capacity to close this transaction; and
           (8) All other documents reasonably required by the Title Company to close this transaction.

Seller’s Initials Purchaser’s Initials ©Copyright 2005 NTCAR — Form No. 1 (3/05) Page 6
      C. Purchaser’s Closing Obligations. At the Closing, Purchaser shall deliver to Seller, at Purchaser’s expense:
      (1) The cash portion of the Purchase Price (with the Earnest Money being applied to the Purchase Price);
      (2) The Note and the Deed of Trust, if Addendum B-2, SELLER FINANCING, is attached;
      (3) A release from any applicable leasing agent, broker, or salesperson in recordable form releasing any claim for all commissions payable under any lease affecting the Property;
      (4) Evidence of Purchaser’s authority and capacity to close this transaction; and
      (5) All other documents reasonably required by the Title Company to close this transaction.
      D. Closing Costs. Each party shall pay its share of the closing costs which are customarily paid by a seller or purchaser in a transaction of this character in the county where the Property is located, or as otherwise agreed.
      E. Prorations. Rents, lease commissions, interest, insurance premiums, maintenance expenses, operating expenses, and ad valorem taxes for the year of the Closing will be prorated at the Closing effective as of the date of the Closing. Seller shall give a credit to Purchaser at the Closing in the aggregate amount of any security deposits deposited by tenants under leases affecting the Property. If the Closing occurs before the tax rate is fixed for the year of the Closing, the apportionment of the taxes will be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, but any difference between actual and estimated taxes for the year of the Closing actually paid by Purchaser will be adjusted equitably between the parties upon receipt of a written statement of the actual amount of the taxes. This provision will survive the Closing.
      F. Rollback Taxes. If this sale or a change in use of the Property or denial of any special use valuation of the Property would result in the assessment after the Closing of additional taxes and interest applicable to the period of time before the Closing (“Rollback Taxes”), then: (1) Purchaser shall pay the Rollback Taxes (including any interest and penalties) if and when they are assessed, without receiving any credit from Seller; unless (2) this box is checked, in which case Seller shall give a credit to Purchaser at the Closing for the amount of the Rollback Taxes(including interest) that may be assessed after the Closing as reasonably estimated by the Title Company, and Purchaser shall pay the Rollback Taxes (including any interest and penalties) if and when they are assessed after the Closing. If Seller gives a credit to Purchaser for the estimated amount of Rollback Taxes, and the actual Rollback Taxes assessed after the Closing are different from the estimate used at the Closing, then there will be no subsequent adjustment between Seller and Purchaser. If any Rollback Taxes are due before the Closing due to a change in use of the Property by Seller or a denial of any special use valuation of the Property before the Closing, then Seller shall pay those Rollback Taxes (including any interest and penalties) at or before the Closing.
      G. Loan Assumption. If Purchaser takes the property subject to an existing mortgage loan at the Closing, Purchaser shall pay:
     (1) to the lender, any fee charged by the lender not to exceed $25,000.00; and (2) to Seller, a sum equal to the amount of any reserve accounts held by the lender for the payment of taxes, insurance and any other expenses applicable to the Property for which reserve accounts are held by the lender. If consent is required by the lender, Seller shall obtain the lender’s consent in writing and deliver the consent to Purchaser at the Closing. If Seller does not obtain the lender’s written consent (if required) and deliver it to Purchaser at or before the Closing, Purchaser may terminate this Contract by delivering a written termination notice to Seller, and the Earnest Money will be returned to Purchaser.
      H. Foreign Person Notification. If Seller is a Foreign Person, as defined by the Internal Revenue Code, or if Seller fails to deliver to Purchaser a non-foreign affidavit pursuant to §1445 of the Internal Revenue Code, then Purchaser may withhold from the sales proceeds an amount sufficient to comply with applicable tax law and deliver the withheld proceeds to the Internal Revenue Service, together with appropriate tax forms. A non-foreign affidavit from Seller must include: (1) a statement that Seller is not a foreign person; (2) the U. S. taxpayer identification number of Seller; and (3) any other information required by §1445 of the Internal Revenue Code.
     13. DEFAULT.
          A. Purchaser’s Remedies. If Seller fails to close this Contract for any reason except Purchaser’s default or the termination of this Contract pursuant to a right to terminate set forth in this Contract, Seller will be in default and Purchaser may elect to either: (1) enforce specific performance of this Contract (force Seller to sell the Property to Purchaser pursuant to this Contract); or (2) terminate this Contract by delivering a written notice to Seller.
          The foregoing will be Purchaser’s sole and exclusive remedies for Seller’s default unless this box x is checked, in which case Purchaser may sue Seller for damages. If the box is checked to allow Purchaser to sue Seller for damages, then Purchaser must elect to pursue either specific performance or a claim for damages at the beginning of any legal action initiated by Purchaser.
          B. Seller’s Remedies. If Purchaser fails to close this Contract for any reason except Seller’s default or the termination of this Contract pursuant to a right to terminate set forth in this Contract, Purchaser will be in default and Seller may terminate this Contract and receive the Earnest Money as liquidated damages for Purchaser’s breach of this Contract, thereby releasing Purchaser from this Contract. If Seller terminates this Contract due to Purchaser’s default, then the Earnest Money will be paid to Seller.
          The right to receive the Earnest Money will be Seller’s sole and exclusive remedy for Purchaser’s default unless one of the following remedies is selected, in which case Seller may sue Purchaser:
☐      to enforce specific performance (force Purchaser to purchase the Property pursuant to this Contract); or
☐      for damages.
          If one or both of the boxes is checked to allow Seller to sue Purchaser to enforce specific performance or for damages, then Seller must elect to either receive the Earnest Money as liquidated damages or pursue one of the other selected remedies at the beginning of any legal action initiated by Seller.
16. MISCELLANEOUS PROVISIONS.
          A. Definition of Hazardous Materials. “Hazardous Materials” means any pollutants, toxic substances, oils, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Clean Water Act, as amended, or any other Federal, State or local environmental law, ordinance, rule, or regulation, whether existing as of the Effective Date or subsequently enacted.
          B. Notices. All notices and other communications required or permitted under this Contract must be in writing and will be deemed delivered on the earlier of: (1) actual receipt, if delivered in person or by courier, with evidence of delivery; (2) receipt of an electronic facsimile (“Fax”) transmission with confirmation of delivery to the Fax numbers specified in this Contract, if any; or (3) upon deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid, and properly addressed to the intended recipient at the address set forth in this Contract. Any party may change its address for notice purposes by delivering written notice of its new address to all other parties in the manner set forth above. Copies of all written notices should also be delivered to the Title Company, but failure to notify the Title Company will not cause an otherwise properly delivered notice to be ineffective.
          C. Termination. If this Contract is terminated for any reason, the parties will have no further rights or obligations under this Contract, except that: (1) Purchaser shall pay the costs to repair any damage to the Property caused by Purchaser or Purchaser’s agents; (2) Purchaser shall return to Seller any reports or documents delivered to Purchaser by Seller; and (3) each party shall perform any other obligations that, by the explicit provisions of this Contract, expressly survive the termination of this Contract. The obligations of this Section 16C will survive the termination of this Contract. The terms of any mutual termination agreement will supersede and control over the provisions of this Section 16C to the extent of any conflict.
          D. Forms. In case of a dispute as to the form of any document required under this Contract, the most recent form prepared by the State Bar of Texas will be used, modified as necessary to conform to the terms of this Contract.
          E. Attorneys’ Fees. The prevailing party in any proceeding brought to enforce this Contract, or brought relating to the transaction contemplated by this Contract, will be entitled to recover from the non-prevailing parties court costs, reasonable attorneys’ fees and all other reasonable related expenses.
          F. Integration. This Contract contains the complete agreement between the parties with respect to the Property and cannot be varied except by written agreement. The parties agree that there are no oral agreements, understandings, representations or warranties made by the parties that are not expressly set forth in this Contract. Any prior written agreements, understandings, representations or warranties between the parties will be deemed merged into and superceded by this Contract, unless it is clear from the written document that the intent of the parties is for the previous written agreement, understanding, representation or warranty to survive the execution of this Contract.
          G. Survival. Any representation or covenant contained in this Contract not otherwise discharged at the Closing will survive the Closing.
          H. Binding Effect. This Contract will inure to the benefit of, and will be binding upon, the parties to this Contract and their respective heirs, legal representatives, successors and assigns.
          I. Time for Performance. Time is of the essence under each provision of this Contract. Strict compliance with the times for performance is required.
          J. Business Day. If any date of performance under this Contract falls on a Saturday, Sunday or Texas legal holiday, such date of performance will be deferred to the next day that is not a Saturday, Sunday or Texas legal holiday.
          K. Right of Entry. After reasonable advance notice and during normal business hours, Purchaser, Purchaser’s representatives have the right to enter upon the Property before the Closing for purposes of viewing, inspecting and conducting studies of the Property, so long as they do not unreasonably interfere with the use of the Property by Seller or any tenants, or cause damages to the Property.
          L. Governing Law. This Contract will be construed under and governed by the laws of the State of Texas, and unless otherwise provided in this Contract, all obligations of the parties created under this Contract are to be performed in the county where the Property is located.
          M. Severability. If any provision of this Contract is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction,

the invalid, illegal, or unenforceable provision will not affect any other provisions, and this Contract will be construed as if the invalid, illegal, or unenforceable provision is severed and deleted from this Contract.
          O. Counterparts. This Contract may be executed in a number of identical counterparts. Each counterpart is deemed an original and all counterparts will, collectively, constitute one agreement.
          P. Patriot Act Representation. Seller and Purchaser each represent to the other that: (1) its property interests are not blocked by Executive Order No. 13224, 66 Fed. Reg. 49079; (2) it is not a person listed on the Specially Designated Nationals and Blocked Persons list of the Office of Foreign Assets Control of the United States Department of the Treasury; and (3) it is not acting for or on behalf of any person on that list.
     17. STATUTORY NOTICES.
          A. Abstract or Title Policy. At the time of the execution of this Contract, Purchaser acknowledges that the Brokers have advised and hereby advise Purchaser, by this writing, that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain a policy of title insurance.
          B. Notice Regarding Unimproved Property Located in a Certificated Service Area. If the Property is unimproved and is located in a certificated service area of a utility service, then Seller shall give to Purchaser a written notice in compliance with §13.257 of the Texas Water Code, and Purchaser agrees to acknowledge receipt of the notice in writing. The notice must set forth the correct name of utility service provider authorized by law to provide water or sewer service to the Property, and must comply with all other applicable requirements of the Texas Water Code.
          C. Special Assessment Districts. If the Property is situated within a utility district or flood control district subject to the provisions of §49.452 of the Texas Water Code, then Seller shall give to Purchaser the required written notice and Purchaser agrees to acknowledge receipt of the notice in writing. The notice must set forth the current tax rate, the current bonded indebtedness and the authorized indebtedness of the district, and must comply with all other applicable requirements of the Texas Water Code.
          D. Property Owners’ Association. If the Property is subject to mandatory membership in a property owners’ association, Seller shall notify Purchaser of the current annual budget of the property owners’ association, and the current authorized fees, dues and/or assessments relating to the Property. In addition, Seller shall give to Purchaser the written notice required under §5.012 of the Texas Property Code, if applicable, and Purchaser agrees to acknowledge receipt of the notice in writing. Also, Seller shall give to Purchaser the resale certificate required under Chapter 207 of the Texas Property Code, if applicable, and Purchaser agrees to acknowledge receipt of the resale certificate in writing.
          E. Notice Regarding Possible Annexation. If the Property that is the subject of this Contract is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of the municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.
          F. Notice Regarding Coastal Area Property. If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, then Seller shall give to Purchaser a written notice regarding coastal area property, in compliance with §33.135 of the Texas Natural Resources Code, and Purchaser agrees to acknowledge receipt of the notice in writing.
          G. Gulf Intracoastal Waterway Notice. If the Property is located seaward of the Gulf Intracoastal Waterway, then Seller shall give to Purchaser a written notice regarding the seaward location of the Property, incompliance with §61.025 of the Texas Natural Resources Code, and Purchaser agrees to acknowledge receipt of the notice in writing.
          H. Notice for Property Located in an Agricultural Development District. If the Property is located in an agricultural development district, then in accordance with §60.063 of the Texas Agricultural Code: (1) Seller shall give to Purchaser a written notice that the Property is located in such a district; (2) Purchaser agrees to acknowledge receipt of the notice in writing; and (3) at the Closing, a separate copy of the notice with current information about the district will be executed by Seller and Purchaser and recorded in the deed records of the county in which the Property is located.
     18. DISPUTE RESOLUTION.
          A. Mediation. If any dispute (the “Dispute”) arises between any of the parties to this Contract, then any party may give written notice to the other parties requiring all involved parties to attempt to resolve the Dispute by mediation. Except in those circumstances where a party reasonably believes that an applicable statute of limitations period is about to expire, or a party requires injunctive or equitable relief, the parties are obligated to use this mediation procedure before initiating any other action. Within seven (7) days after receipt of the mediation notice, each party must deliver a written designation to all other parties stating the names of one or more individuals with authority to resolve the Dispute on such party’s behalf. Within fourteen (14) days after receipt of the mediation notice, the parties shall make a good faith effort to select a qualified mediator to mediate the Dispute. If the parties are unable to timely agree upon a mutually acceptable mediator, any party may request any state or federal judge to appoint a mediator. In consultation with the mediator, the parties shall promptly designate a mutually convenient time and place for the mediation that is no later than thirty (30) days after the date the mediator is selected. In the mediation, each party must be represented by persons with authority and discretion to negotiate a resolution of the Dispute, and may be represented by counsel. The mediation will be governed by applicable provisions of Chapter 154 of the Texas Civil Practice and Remedies Code, and such other rules as the mediator may prescribe. The fees and expenses of the mediator will be shared equally by all parties included in the Dispute.
     19. CONSULT AN ATTORNEY. This Contract is a legally binding agreement. The Brokers cannot give legal advice. The parties to this Contract acknowledge that they have been advised to have this Contract reviewed by legal counsel before signing this Contract.

Purchaser’s attorney is: Stephen A. Coke	Seller’s attorney is: Angel Reyes
20. EXHIBITS AND ADDENDA. All Exhibits and Addenda attached to this Contract are incorporated herein by reference and made a part of this Contract for all purposes [check all that apply]:

☑ Exhibit “ A ”	Legal Description
☑ Exhibit “ B ”	Tenant List
☑Addendum A Improved Property Exhibit “B” Site Plan
☐ Addendum B-1 Third Party Financing
☐ Addendum B-2 Seller Financing
☑ Addendum B-3 Existing Loan
☑ Addendum C Inspection
☑ Addendum D Disclosure Notice
☐ Addendum E Lead Based Paint
☑ Addendum F Additional Provisions
21. CONTRACT AS OFFER. The execution of this Contract by the first party to do so constitutes an offer to purchase or sell the Property. If the other party does not accept that offer by signing this Contract and delivering a fully executed copy to the first party within three (3) days after the date this Contract is executed by the first party, then the first party may withdraw that offer by delivering a written notice to the other party at any time before the other party accepts that offer, in which case the Earnest Money, if any, will be returned to Purchaser.
22.	ADDITIONAL PROVISIONS. [Additional provisions may be set forth below or on any attached Addendum].
(A)	At or prior to the Closing, Seller shall procure the written release by all brokers or agents to any commissions or fees arising under all leases applicable to the Property.

(B)	Until this Contract shall be terminated, Seller shall not market or offer the Property for sale to any person or entity.

(C)	See Addendum F
Warranties of Seller
(a)	Seller possesses the right and authority to convey the Property to Purchaser in accordance herewith.

(b)	The execution by Seller of this Contract of Sale and the consummation by Seller of the transaction contemplated herein do not, and at the closing date will not, result in the breach of any of the terms and provisions of, or constitute a default under any Deed of Trust, or other instrument to which Seller is a party.

(c)	There are no actions, suits or other proceedings pending or to the knowledge of Seller, threatened against Seller affecting any portion of the Property, before or by any Federal, State, Municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(d)	Seller is not in default under any Deed of Trust, indenture, mortgage or loan agreement, or any other agreement to which it is a party which in any way or manner affects or will affect the Property.

(e)	No permission, approval or consent by any governmental authority or any other person, other than the mortgagee, is required in order for Seller to enter into this Contract of Sale and/or consummate this sale.

(f)	That there are not presently pending any condemnation actions or special assessments of any nature with respect to the Property. No such action has been threatened, nor has Seller received any notices of any such condemnation action or special assessments being contemplated.

(g)	Prior to closing, Seller warrants that it will not enter into any agreement to create or permit the creation of any easements or other encumbrances which may affect the Property.

(h)	Water, sewer, telephone, and electrical utilities are available to the Property through real property immediately adjacent to the Property, said utilities being available to a boundary line of the Property through adjoining public streets or through adjoining private property in accordance with valid recorded easements which will insure to the benefit of Purchaser.

(i)	All agreements relating to the management of the Property existing currently are cancelable without cost or penalty upon thirty (30) days notice by Seller or its assigns.
EXECUTED to be effective as of the Effective Date.

SELLER:	PURCHASER:

11311 Reeder Road Holding, L.P.	DGSE Companies, Inc.

By: 11311 GP, LLC, General Partner

By: (Signature) /s/ Khalid Chami	By: (Signature) /s/ William H. Oyster

Name: Khalid Chami	Name: William H. Oyster

Title: President	Title: President

By: (Signature)	By: (Signature)

Name:	Name:

Title:	Title:

Tax I.D. No:	Tax I.D. No:
Date of Execution:	Date of Execution:

PRINCIPAL BROKER:	COOPERATING BROKER:

None	None

By: (Signature)	By: (Signature)

Name:	Name:

Title:	Title:

Address:	Address:

Telephone: Fax:	Telephone: Fax:
Email:	Email:
TREC License No.:	TREC License No.:

TITLE COMPANY RECEIPT: The Title Company acknowledges receipt of this Contract on (the Effective Date) and, upon receipt of the Earnest Money, accepts the Earnest Money subject to the terms and conditions set forth in this Contract.
TITLE COMPANY:
By: (Signature)
Name: Title: Address:
Telephone:
Fax:
Email:
PERMISSION TO USE: This form is provided for use by members of the North Texas Commercial Association of Realtors®, Inc. (“NTCAR”) and members of the North Texas Commercial Association of Real Estate Professionals, Inc. Permission is given to make limited copies of the current version of this form for use in a particular Texas real estate transaction. Please contact the NTCAR office to confirm you are using the current version of this form. Mass production, or reproduction for resale, is not allowed without express permission. Any changes to this form must be made in a manner that is obvious. If any words are deleted, they must be left in the form with a line drawn through them.